UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2026

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On January 20, 2026, Beneficient (the “Company”) issued a press release announcing that the Company completed the repayment of an aggregate of approximately $27.5 million of loans in satisfaction of 100% of the outstanding principal amounts ultimately owed to a Texas state bank (the “Lender”). A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

As previously disclosed, Beneficient Financing, L.L.C. (the “Borrower”), a wholly owned subsidiary of the Company, and Beneficient Company Holdings, L.P., as guarantor (the “Guarantor” and together with the Borrower, the “Loan Parties”), are party to that certain Credit and Guaranty Agreement (as amended, the “Hicks Holdings Credit Agreement”), dated October 19, 2023, with HH-BDH LLC, whose sole member is Hicks Holdings Operating, LLC, a Delaware limited liability company (“Hicks Holdings”). The managing member of Hicks Holdings was Thomas O. Hicks, who previously served as the chairman of the Company’s Board of Directors. The Lender receives customary fees and expenses in its capacity as a lender and as the administrative agent under the Hicks Holdings Credit Agreement. Hicks Holdings may be deemed to have a direct or indirect material financial interest with respect to the transactions contemplated by the Hicks Holdings Credit Agreement.

The Hicks Holdings Credit Agreement originally provided for a three-year term loan in the aggregate principal amount of $25.0 million, which was fully drawn upon closing of the Hicks Holdings Credit Agreement. The Hicks Holdings Credit Agreement was further amended on August 16, 2024 (the “Amendment”) to, among other things, add a subsequent term loan of up to approximately $1.7 million, which was fully drawn upon closing of the Amendment.

On January 12, 2026, the Company repaid the remaining outstanding principal under the loans prior to the stated maturity date of October 19, 2026. The Company still owes $1.66 million to Hicks Holdings for interest and fees (“Outstanding Amounts”) that it agreed to defer. The Company anticipates paying the Outstanding Amounts over time on terms mutually agreed upon by Hicks Holdings and the Loan Parties. As a result of the repayment, all obligations under the credit agreement with the Lender have been satisfied, and upon final payment of the Outstanding Amounts, all obligations under the Hicks Holdings Credit Agreement will be satisfied.

The foregoing descriptions of the Hicks Holdings Credit Agreement, the Amendment and the loans are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the Hicks Holdings Credit Agreement and the Amendment, copies of which are filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 20, 2023, and as Exhibit 10.1 to the Current Report on Form 8-K filed on August 21, 2024, respectively.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Beneficient on January 20, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	January 20, 2026